UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 21, 2015

Burlington Stores, Inc. (Exact Name of Registrant As Specified In Charter)
Delaware (State or Other Jurisdiction of Incorporation)	001-36107 (Commission File Number)	80-0895227 (IRS Employer Identification No.)
2006 Route 130 North Burlington, New Jersey 08016 (Address of Principal Executive Offices, including Zip Code)
(609) 387-7800 (Registrant’s telephone number, including area code)
Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors (the "Board") of Burlington Stores, Inc. (the "Company") increased the number of directors serving on the Board from eight to nine and elected Mary Ann Tocio, effective as of December 21, 2015, as a Class I member of the Board (which class will stand for re-election at the 2017 annual meeting of the Company's stockholders) to fill the newly created directorship.   The committees of the Board on which Ms. Tocio will serve have not yet been determined.

Ms. Tocio will receive the following compensation for her services: (i) a cash payment in the aggregate amount of $50,000 as compensation for each year of service on the Company's board of directors, payable in equal quarterly installments; (ii) an initial grant of restricted common stock of the Company with an aggregate grant date market value of One Hundred Thousand Dollars ($100,000); and (iii) reimbursement for all reasonable expenses incurred by her in connection with her Board services.

There is no arrangement or understanding between Ms. Tocio and any other persons pursuant to which Ms. Tocio was selected as a director. There are no transactions in which Ms. Tocio has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The public announcement regarding the election of Ms. Tocio was made by means of a press release on December 22, 2015, the text of which is set forth in Exhibit 99.1 to this Current Report on Form 8-K and which is incorporated herein by reference in its entirety.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated December 22, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BURLINGTON STORES, INC.

/s/ Robert L. LaPenta, Jr.
Robert L. LaPenta, Jr. Vice President and Treasurer

Date: December 22, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 22, 2015.